SELAS CORPORATION OF AMERICA COMPLETES
                          SALE OF DISCONTINUED OPERATIONS

      DRESHER, PA, December 4, 2002 - Selas Corporation of America (AMEX: SLS) announced today that it completed its transaction with Andritz AG to sell most of the operating assets and liabilities of its large custom engineered furnace
business operated by its wholly owned subsidiaries Selas SAS and Selas UK.   In
addition, the Company sold certain intellectual property used in this business. The selling price was the net book value of the assets sold plus approximately $500,000 for the intellectual property and goodwill.
      The assets and liabilities sold represent most of the Company's discontinued operations. The remaining assets of these operations include the Company's building in Gennevilliers, France, which has been listed for sale separately.
      "We are please to have this sale finalized," Mark S. Gorder, President and Chief Executive Officer of Selas said. "We have incurred substantial losses from the large custom engineered furnace business over the past two years and continue to believe its sale is in the best interest of our shareholders.
We believe that, given its financial strength and knowledge of the market, Andritz is well positioned to serve the market, our customers, and suppliers. Our long-term strategy continues to call for the Precision Miniature Medical and Electronics segment to be our Company's driving force. Completing this transaction will free management to focus on our future."
                                          (more)


                                           (2)
      Selas is a diversified firm with international operations and sales that engages in the design, development, engineering and manufacturing of a range of products including precision medical and electronic products, heat technology equipment and systems, and cable winch products.

Forward Looking Statements

Statements as to the timing and size of the estimated loss with respect to the sale and write-down of the Company's discontinued operations, the Company's long-term strategy and other statements herein that include forward-looking terminology such as "may", "will", "believe", "expect", "optimistic" or "continue" or the negative thereof or other variations thereon are "forward - looking statements" within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause Selas' actual results, performanceor achievements to differ materially from the results, performance and achievements expressed or implied in the Company's forward-looking statements. These risks, uncertainties and factors include the risk that the Company may not be able to achieve its long-term strategy, competition by competitors with more resources than the Company, foreign currency risks arising from the Company's foreign operations, the cyclical nature of the market for large custom engineered contracts, weakening demand for products of the Company's other business segments due to general economic conditions, and possible non- performance of developing technological products.

                                       # # #